                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                   )
                                         )
NATIONAL ENERGY GROUP, INC. and          )            CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,            )            (Jointly Administered)
                                         )            Chapter 11
         DEBTORS.                        )


                 ---------------------------------------------

                          JOINT PLAN OF REORGANIZATION
                     UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                       FOR NATIONAL ENERGY GROUP, INC. AND
                          BOOMER MARKETING CORPORATION

                 ---------------------------------------------


Patrick J. Neligan, Jr.                               J. Van Oliver
State Bar No. 14866000                                Hugh M. Ray
Mark E. Andrews                                       ANDREWS & KURTH, LLP
State Bar No. 01253520                                1717 Main Street
NELIGAN, ANDREWS, BRYSON & FOLEY, L.L.P.              Suite 3700
1717 Main Street, Suite 4050                          Dallas, Texas 75201
Dallas, Texas  75201

COUNSEL FOR THE DEBTORS                               COUNSEL FOR COMMITTEE
AND DEBTORS-IN-POSSESSION                             OF UNSECURED CREDITORS



Dated:   May 12, 2000
         Dallas, Texas

                                TABLE OF CONTENTS

                                                                                                                PAGE

ARTICLE 1 DEFINITIONS AND CONSTRUCTION OF TERMS...................................................................1

ARTICLE 2 TREATMENT OF UNCLASSIFIED CLAIMS........................................................................8
         2.1      Administrative Claims...........................................................................8
                  (a)      Time for Filing Administrative Claims..................................................8
                  (b)      Time for Filing Fee Claims.............................................................8
                  (c)      Allowance of Administrative Claims.....................................................8
                  (d)      Payment of Allowed Administrative Claims...............................................8
                  (e)      Treatment of Priority Tax Claims.......................................................8
                  (f)      Treatment of Involuntary Gap Claims....................................................8
         2.2      Treatment of Statutory Fees Due the United States Trustee.......................................8

ARTICLE 3 CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS...........................................................9

ARTICLE 4 TREATMENT OF CLAIMS AND EQUITY INTERESTS...............................................................10
         4.1      Class 1A - Other Priority Claims...............................................................10
                  (a)      Impairment and Voting.................................................................10
                  (b)      Treatment.............................................................................10
         4.2      Class 1B - BMC Other Priority Claims...........................................................10
                  (a)      Impairment and Voting.................................................................10
                  (b)      Treatment.............................................................................10
         4.3      Class 2 - Arnos Secured Claim..................................................................10
                  (a)      Impairment and Voting.................................................................10
                  (b)      Treatment.............................................................................10
         4.4      Class 3 - Kauffman County Secured Claim........................................................10
                  (a)      Impairment and Voting.................................................................10
                  (b)      Treatment.............................................................................10
         4.5      Class 4 - .....................................................................................10
                  (a)      Impairment and Voting.................................................................10
                  (b)      Treatment.............................................................................10
         4.6      Class 5A - Other Secured Claims................................................................11
                  (a)      Impairment and Voting.................................................................11
                  (b)      Treatment.............................................................................11
         4.7      Class 5B - BMC Secured Claims..................................................................11
         4.8      Class 6 - Tort Claims..........................................................................11
                  (a)      Impairment and Voting.................................................................11
                  (b)      Treatment.............................................................................12
         4.9      Class 7 - Intentionally Omitted................................................................12
         4.10     Class 8 - Intentionally Omitted................................................................12
         4.11     Class 9 - Intentionally Omitted................................................................12
         4.12     Class 10 - Bondholder Claims...................................................................12
                  (a)      Impairment and Voting.................................................................12
                  (b)      Treatment.............................................................................12
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
                           (i)      Non-Arnos Bondholder Claims..................................................13
                           (ii)     Arnos Bondholder Claims......................................................13
         4.13     Class 11A - Trade Claims.......................................................................13
                  (a)      Impairment and Voting.................................................................13
                  (b)      Treatment.............................................................................13
         4.14     Class 11B - BMC Trade Claims...................................................................13
                  (a)      Impairment and Voting.................................................................13
                  (b)      Treatment.............................................................................13
         4.15     Class 12 - Intercompany Claims.................................................................13
                  (a)      Impairment and Voting.................................................................13
                  (b)      Treatment.............................................................................13
         4.16     Class 13 - Preferred Equity Interests..........................................................13
                  (a)      Impairment and Voting.................................................................13
                  (b)      Treatment.............................................................................13
         4.17     Class 14 - Common Equity Interests.............................................................13
                  (a)      Impairment and Voting.................................................................13
                  (b)      Treatment.............................................................................14
         4.18     Class 15 - BMC Equity Interests................................................................14
                  (a)      Impairment and Voting.................................................................14
                  (b)      Treatment.............................................................................14
         4.19     Class 16 - Other Equity Interests..............................................................14
                  (a)      Impairment and Voting.................................................................14
                  (b)      Treatment.............................................................................14

ARTICLE 5 SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES..........................................................14
         5.1      Request for Substantive Consolidation..........................................................14
         5.2      Effect of Substantive Consolidation............................................................14

ARTICLE 6 ACCEPTANCE OR REJECTION OF PLAN........................................................................15
         6.1      Class Acceptance Requirement...................................................................15
         6.2      Cramdown.......................................................................................15

ARTICLE 7 MEANS OF IMPLEMENTATION OF THE PLAN....................................................................15
         7.1      Distributions..................................................................................15
                  (a)      Allowed Claims, Other Than Bondholder Claims..........................................15
                  (b)      Allowed Non-Arnos Bondholder Claims...................................................15
         7.2      Exchange Agent.................................................................................15
         7.3      Creditors' Trust...............................................................................15
         7.4      Revesting of Assets............................................................................16
         7.5      Discharge of Debtors...........................................................................16
         7.6      Injunction.....................................................................................16
         7.7      Revocation of Plan.............................................................................16
         7.8      Reorganized Debtor's Board of Directors........................................................16
         7.9      Reorganized Debtor's Executive Officers........................................................16
         7.10     Charter and Bylaws.............................................................................16
         7.11     Amendment to Indenture for Bonds...............................................................17
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
         7.12     Bonds Not Discharged...........................................................................17
         7.13     Purchase of Additional Common and/or Preferred Stock...........................................17
         7.14     Transfer of Reorganized Debtor's Assets into Holding LLC.......................................17
         7.15     Preservation of Claims Against Officers and Directors..........................................17

ARTICLE 8 PROVISIONS GOVERNING DISTRIBUTION......................................................................17
         8.1      Distributions..................................................................................17
         8.2      Means of Cash Payment..........................................................................17
         8.3      Delivery of Distributions......................................................................17
         8.4      Deadline for Claims for Undeliverable Distributions............................................18
         8.5      Time Bar to Cash Payments......................................................................18
         8.6      No Interest Unless Otherwise Provided..........................................................18
         8.7      Prepayment.....................................................................................18
         8.8      Timing of Distributions........................................................................18
         8.9      No De Minimis Distributions....................................................................18
         8.10     Distribution of Common Stock in Reorganized NEG................................................18
                  (a)      Timing of Distributions...............................................................18
                  (b)      No Fractional Interests...............................................................18

ARTICLE 9 PROCEDURES FOR RESOLVING AND TREATING CONTESTED AND CONTINGENT CLAIMS..................................19
         9.1      Objection Deadline.............................................................................19
         9.2      Responsibility for Objecting to Claims.........................................................19
         9.3      No Distribution Pending Allowance..............................................................19
         9.4      Distribution After Allowance...................................................................19

ARTICLE 10 EXECUTORY CONTRACTS AND UNEXPIRED LEASES..............................................................19
         10.1     General Treatment; Assumed If Not Rejected.....................................................19
         10.2     Cure Payments and Release of Liability.........................................................19
         10.3     Bar to Rejection Damages.......................................................................19
         10.4     Rejection Claims...............................................................................20

ARTICLE 11 CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN.........................................................20
         11.1     Conditions to Effectiveness of Plan............................................................20
         11.2     Deadline for Effectiveness of Plan.............................................................20

ARTICLE 12 CONSUMMATION OF THE PLAN..............................................................................20
         12.1     Retention of Jurisdiction......................................................................20
         12.2     Abstention and Other Courts....................................................................21
         12.3     Nonmaterial Modifications......................................................................22
         12.4     Material Modifications.........................................................................22
         12.5     Termination and Rescission of Arnos Sale.......................................................22
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
ARTICLE 13 MISCELLANEOUS PROVISIONS..............................................................................22
         13.1     Limitation on Avoidance Actions................................................................22
         13.2     Setoffs........................................................................................22
         13.3     Compliance With All Applicable Laws............................................................22
         13.4     Exculpation of Reorganized Debtor From Liability for Creditors' Trust..........................23
         13.5     Binding Effect.................................................................................23
         13.6     Governing Law..................................................................................23
         13.7     Filing of Additional Documents.................................................................23
         13.8     Dissolution of Committee.......................................................................23
         13.9     Exemption from Transfer Taxes..................................................................23
         13.10    Retiree Benefits...............................................................................23
         13.11    Section 1125(e) of the Bankruptcy Code.........................................................23
         13.12    Notices........................................................................................23



                                      -v-

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                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:                                   )
                                         )
NATIONAL ENERGY GROUP, INC. and          )            CASE NO. 98-80258-HCA-11
BOOMER MARKETING CORPORATION,            )            (Jointly Administered)
                                         )            Chapter 11
         DEBTORS.                        )

                       JOINT PLAN OF REORGANIZATION UNDER
                      CHAPTER 11 OF THE BANKRUPTCY CODE FOR
                         NATIONAL ENERGY GROUP, INC. AND
                          BOOMER MARKETING CORPORATION

         National Energy Group, Inc. and Boomer Marketing Corporation, the Debtors and Debtors-in-Possession in the above-styled jointly administered cases, and the Official Committee of Unsecured Creditors, propose the following joint plan of reorganization under section 1121(a) of title 11 of the United States Code:

                                    ARTICLE 1

                      DEFINITIONS AND CONSTRUCTION OF TERMS

Definitions. As used in this Plan, the following terms have the respective meanings specified below:

         1.1 Administrative Claim means any right to payment constituting a cost or expense of administration of any of the Chapter 11 Cases under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, any actual and necessary costs and expenses of preserving the estates of the Debtors, any actual and necessary costs and expenses of operating the business of the Debtors, any indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, including, without limitation, for the acquisition or lease of property or an interest in property or the rendition of services, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under sections 330 or 503 of the Bankruptcy Code and any fees or charges assessed against the estates of the Debtors under section 1930 of chapter 123 of title 28 of the United States Code.

         1.2 Allowed, when used with respect to a Claim, means a Claim (a) to the extent it is not Contested or (b) a Contested Claim as to which a Final Order allowing such Claim has been entered by the Bankruptcy Court or another court of competent jurisdiction. "Allowed," when used with respect to an Equity Interest, means an Equity Interest, proof of which was timely and properly filed or, if no proof of interest was filed, which has been or hereafter is listed by the Debtors on their Schedules as liquidated in amount and not disputed or contingent and, in either case, as to which no


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION
                                                                               1
objection to the allowance thereof has been interposed on or before the applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, or the Plan, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder. "Allowed," when used with respect to an Administrative Claim of a Professional, means an Administrative Claim approved by application to the Bankruptcy Court and entry of a Final Order approving such Administrative Claim.

         1.3 Arnos means Arnos Corp., a Nevada corporation, and its affiliates and insiders.

         1.4 Arnos Bondholder Claim means any Bondholder Claim held by Arnos.

         1.3 Arnos Sale means the proposed sale of substantially all of NEG's assets to Arnos, which was approved by the Bankruptcy Court pursuant to an Order entered on November 16, 1999.

         1.4 Arnos Secured Claim means the Secured Claim asserted against NEG held by Arnos, in the approximate amount of $25.00 million plus accrued interest.

         1.5 Avoidance Action means any action arising in the Chapter 11 Cases for avoidance and recovery of obligations, transfers of property or interests in property pursuant to sections 544(b), 545, 547, 548, 550 and/or 551 of the Bankruptcy Code, subject to the limitation set forth in section 13.1 of the Plan.

         1.5 Baker Atlas means Western Atlas Logging Services, a division of Baker Hughes, Inc.

         1.6 Baker Atlas Secured Claim means the Secured Claim asserted against NEG by Baker Atlas.

         1.6 Ballot means the form distributed to each holder of an impaired Claim or Equity Interest on which is to be indicated acceptance or rejection of the Plan.

         1.7 Bankruptcy Code means title 11 of the United States Code, as amended from time to time, as applicable to the Chapter 11 Cases.

         1.8 Bankruptcy Court means the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, having jurisdiction over the Chapter 11 Cases.

         1.9 Bankruptcy Rules means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, and any Local Rules of the Bankruptcy Court of the Northern District of Texas.

         1.10 BMC means Boomer Marketing Corporation, a debtor and debtor-in-possession in the Chapter 11 Cases.

         1.11 BMC Equity Interest means any Equity Interest in BMC.

         1.12 BMC Other Priority Claim means any Claim asserted against BMC (other than an Administrative Claim, a Priority Tax Claim, or an Involuntary Gap Claim) that is entitled to priority in right of payment pursuant to section 507 of the Bankruptcy Code.

         1.13 BMC Secured Claim means any Secured Claim asserted against BMC.

         1.14 BMC Trade Claim means any Claim asserted against BMC other than an Administrative Claim, a Priority Tax Claim, an Involuntary Gap Claim, a BMC Secured Claim, and a BMC Other Priority Claim.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION
                                                                               2

         1.15 Bonds means, collectively, the issued and outstanding (i) registered 10 3/4% Series B Notes in the aggregate principal amount of $100 million due 2006 that were issued by NEG in 1997 in exchange for the unregistered 10 3/4% Series A Notes due 2006, which were issued by NEG in November 1996 (together, the "Series A/B Notes"); (ii) unregistered 10 3/4% Series C Notes in the aggregate principal amount of $65.0 million due 2006 that were issued by NEG in August 1997 (the "Series C Notes"); and (iii) registered 10 3/4% Series D Notes due 2006 that were issued by NEG in December 1997 in exchange for substantially all of the Series A/B Notes and the Series C Notes, which are substantially identical to the Series A/B Notes and the Series C Notes. The Bonds bear interest at 10 3/4% per annum, payable semi-annually on May 1 and November 1. The Bonds mature November 1, 2006, but may be redeemed after November 1, 2001, at NEG's option.

         1.16 Bondholder means a holder of one or more Bonds.

         1.17 Bondholder Claim means any Claim by the holder of one or more
Bonds.

         1.18 Buckles Class Action Claim means , collectively, any and all Claims by the plaintiffs in the litigation styled Buckles v. National Energy Group, Inc. commenced on or about September 5, 1997, in Canadian County, Oklahoma.

         1.19 Business Day means any day other than a Saturday, Sunday, or any other day on which commercial banks in New York, New York are required or authorized to close by law or executive order.

         1.20 Cash means legal tender of the United States of America and equivalents thereof.

         1.21 Chapter 11 Cases means the Debtors' cases under Chapter 11 of the Bankruptcy Code.

         1.22 Claim means (a) a right to payment from one or both of the Debtors, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, legal, equitable, secured or unsecured or (b) a right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from one or both of the Debtors, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured (including potential and unmatured tort and contract claims), disputed, undisputed, secured or unsecured.

         1.23 Class means a category of Claims or Equity Interests as set forth in Article 3 of the Plan.

         1.24 Collateral means any property or interest in property of the estates of the Debtors subject to a Lien or Security Interest to secure the payment or performance of a Claim, which Lien or Security Interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.

         1.25 Committee means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code.

         1.26 Common Equity Interest means any Equity Interest in NEG (including, without limitation, any outstanding common stock in NEG) other than a Preferred Equity Interest.

         1.27 Confirmation Date means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket.

         1.28 Confirmation Hearing means the hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

         1.29 Confirmation Order means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

         1.30 Contested, when used with respect to a Claim, means a Claim against the Debtors (i) that is listed in


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION the Debtors' Schedules as disputed, contingent, or unliquidated; (ii) that is listed in the Debtors' Schedules as undisputed, liquidated, and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (iii) that is the subject of a pending action in a forum other than the Bankruptcy Court unless such Claim has been determined by Final Order in such other forum and Allowed by Final Order of the Bankruptcy Court; or (iv) as to which an objection has been or may be timely filed and has not been overruled by a Final Order. To the extent an objection relates to the allowance of only a part of a Claim, such Claim shall be a Contested Claim only to the extent of the objection.

         1.31 Creditors' Trust means that certain trust to be created as of the Effective Date pursuant to the Creditors' Trust Agreement to preserve and liquidate the Creditors' Trust Assets for the exclusive benefit of the Non-Arnos Bondholders and the holders of Allowed Trade Claims.

         1.32 Creditors' Trust Agreement means that certain trust instrument, pursuant to which the Creditors' Trust shall be created as of the Effective Date. The form of the Creditors' Trust Agreement is attached as Exhibit "B " to the Disclosure Statement.

         1.33 Creditors' Trust Assets means all of the Debtors' and their Estates' right, title, and interest in and to (a) the Transferred Causes of Action and (b) $1.00 million, which shall be contributed to the Creditors' Trust by the Non-Arnos Bondholders, through the Exchange Agent, pursuant to sections 4.12(b)(i) and 7.1(b)(iii) of this Plan.

         1.34 Creditors' Trustee means the trustee (or, collectively, the trustees) of the Creditors' Trust, in and only in such capacity. The Creditors' Trustee shall be selected by the Committee and approved by the Bankruptcy Court at the Confirmation Hearing.

         1.35 Debtors means, collectively, NEG and BMC.

         1.36 Debtors-in-Possession means the Debtors in their capacity as debtors-in-possession in the Chapter 11 Cases pursuant to sections 1101, 1107(a), and 1108 of the Bankruptcy Code.

         1.37 Deemed Collateral Value means, unless a Valuation Motion is timely filed, a value equal to the amount, as of the Petition Date, of the Allowed Claim it secures.

         1.38 Disallowed means, when used with respect to a Claim or Equity Interest, a Claim or Equity Interest that has been disallowed by Final Order.

         1.39 Disclosure Statement means the joint disclosure statement relating to the Plan, including, without limitation, all exhibits and schedules thereto, as proposed jointly by the Debtors and the Committee and approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code.

         1.40 Effective Date means the first Business Day on which all of the conditions to the effectiveness of the Plan have been satisfied or waived as set forth herein, unless the Plan has been earlier terminated pursuant to section
11.2 hereof.

         1.41 Equity Interest means any share of common stock or other instrument evidencing an ownership interest in either of the Debtors, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         1.42 Escrowed Funds means those funds maintained in the registry of the Bankruptcy Court deposited by Arnos in connection with the Arnos Sale, together with all interest and income earned on such funds. The total amount of the Escrowed Funds as of April 20, 2000 was approximately $73.0 million.

         1.43 Estates means the Debtors' Chapter 11 bankruptcy estates.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

         1.44 Exchange Agent means an individual or entity designated by the Debtors and approved by the Bankruptcy Court at the Confirmation Hearing to serve as the Exchange Agent for purposes of disbursing the Non-Arnos Bondholder Payment in accordance with the terms of this Plan.

         1.45 Exchange Agent Agreement means that certain agreement further describing the duties and responsibilities of the Exchange Agent under the Plan. The form of the Exchange Agent Agreement shall be filed with the Bankruptcy Court by the Debtors and the Committee at least fifteen (15) days prior to the commencement of the Confirmation Hearing.

         1.46 Fee Claim means an Administrative Claim by a Professional or any other party in interest under section 330 or 503 of the Bankruptcy Code for compensation or reimbursement in the Chapter 11 Cases.

         1.47 Final Order means an order or judgment of the Bankruptcy Court or any other court or adjudicative body as to which order or judgment the time to appeal or seek rehearing or petition for certiorari shall have expired or which order or judgment shall no longer be subject to appeal, rehearing, or certiorari proceeding and with respect to which no appeal, motion for rehearing, or certiorari proceeding or stay shall then be pending.

         1.48 Initial Distribution Date, when used with respect to a particular Claim, means the later of (i) the thirtieth day after the Effective Date or (b) the date as soon as practicable, but within thirty days, after the date on which a Contested Claim becomes an Allowed Claim.

         1.49 Intercompany Claim means any Claim by either of the Debtors against the other Debtor.

         1.50 Involuntary Gap Claim means any Claim entitled to priority in payment under section 507(a)(2) of the Bankruptcy Code.

         1.51 Kauffman County Secured Claim means the Secured Claim asserted against NEG held by Kauffman County, Texas.

         1.52 Landry Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Landry and Dupree v. Exxon, Panaco, National Energy Group, Inc., et al. commenced on or about August 21, 1998, in Iberville Parish, Louisiana.

         1.53 Lien shall have the meaning set forth in section 101 of the Bankruptcy Code.

         1.54 Milton Vaughn Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Milton Vaughn v. National Energy Group, Inc., commenced on or about February 10, 1998, in Iberville Parish, Louisiana.

         1.55 NEG means National Energy Group, Inc., a debtor and debtor-in-possession in the Chapter 11 Cases.

         1.7 Non-Arnos Bondholder means any Bondholder other than Arnos.

         1.56 Non-Arnos Bondholder Claim means any Bondholder Claim other than an Arnos Bondholder Claim.

         1.8 Non-Arnos Bondholder Initial Recovery means an amount equal to (x) the Non-Arnos Bondholder Payment minus (y) $1.00 million.

         1.57 Non-Arnos Bondholder Payment means a payment in an amount equal to
(x) 56.5% of the aggregate principal amount of the Bonds held on the Confirmation Date by Non-Arnos Bondholders plus (y) the actual interest accrued on the foregoing amount from April 20, 2000 through the Effective Date. The Non-Arnos Bondholder Payment shall be made by Arnos from the Escrowed Funds to the Non-Arnos Bondholders, through the Exchange Agent, pursuant to sections 4.12(b)(i) and 7.1(b)(i) of the Plan.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

         1.57 Other Equity Interest means any Equity Interest other than a Common Equity Interest, a Preferred Equity Interest, or a BMC Equity Interest. Other Equity Interests include any warrant, option or agreement to buy Common Equity Interests, Preferred Equity Interests or BMC Equity Interests.

         1.58 Other Priority Claim means any Claim asserted against NEG (other than an Administrative Claim, a Priority Tax Claim, or an Involuntary Gap Claim) that is entitled to priority in right of payment pursuant to section 507 of the Bankruptcy Code.

         1.59 Other Secured Claim means any Secured Claim asserted against NEG other than the Arnos Secured Claim, the Baker Atlas Secured Claim and the Kauffman County Secured Claim.

         1.60 Person means any individual, corporation, general partnership, limited partnership, association, joint stock company, joint venture, estate, trust, unincorporated organization, government, or any political subdivision thereof or other entity.

         1.61 Petition Date means December 4, 1998.

         1.62 Plan means this Chapter 11 joint plan of reorganization proposed jointly by the Debtors and the Committee dated May 2, 2000, including all exhibits, supplements, appendices and schedules hereto, either in the present form thereof or as the same may be altered, amended, or modified from time to time.

         1.63 Preferred Equity Interest means any issued and outstanding share of NEG's Series B, Series C, Series D, and Series E Convertible Preferred Stock.

         1.64 Priority Tax Claim means any Claim asserted against NEG or BMC by a governmental unit of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

         1.65 Professional means any Person (a) retained by the Debtors or the Committee pursuant to an order of the Bankruptcy Court in accordance with sections 327 and 1103 of the Bankruptcy Code or (b) who seeks compensation or reimbursement pursuant to sections 503(b)(3), 503(b)(4), 503(b)(5), or 506(b) of the Bankruptcy Code.

         1.10 Pro Rata means a proportionate share, so that the ratio of the consideration distributed on account of an Allowed Claim or Allowed Equity Interest in a Class to the amount of such Allowed Claim or Allowed Equity Interest is the same as the ratio of the amount of the consideration distributed on account of Allowed Claims or Allowed Equity Interests in such Class to the amount of all Allowed Claims or Allowed Equity Interests entitled to distributions in such Class.

         1.66 Relief Date means February 11, 1999, the date on which the Bankruptcy Court entered the order for relief for NEG.

         1.67 Reorganized Debtor or Reorganized NEG means, collectively, NEG and BMC from and after the Effective Date.

         1.68 Schedules means the schedules of assets and liabilities, the list of holders of Equity Interests, and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

         1.69 Secured Claim means any Claim, to the extent reflected in the Schedules or a proof of Claim as being secured by a Lien or Security Interest (whether consensual or otherwise), to the extent it is secured by a valid, unavoidable Lien or Security Interest in Collateral, to the extent of the value of the Estates' interest in such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code and taking into account any other Secured Claims with respect to such Collateral not inferior in priority to such Secured Claim or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

         1.70 Secured Tax Claim means any Secured Claim which is entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.


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                                                                               6

         1.71 Security Interest has the meaning set forth in section 101 of the Bankruptcy Code.

         1.72 Southerland Tort Claim means, collectively, any and all Claims by the plaintiffs in the litigation styled Southerland v. National Energy Group, Inc., commenced on or about January 16, 1998, in Harrison County, Texas.

         1.11 Tort Claims means, collectively, the Buckles Class Action Claim, the Milton Vaughn Claim, the Landry Claim, the Southerland Tort Claims, any other Claim against either of the Debtors based upon a tort that allegedly occurred prior to the Petition Date, and any other Claim asserted against either of the Debtors in litigation commenced prior to the Petition Date.

         1.73 Trade Claim means any Claim asserted against NEG other than an Administrative Claim, a Priority Tax Claim, an Involuntary Gap Claim, an Other Priority Claim, the Arnos Secured Claim, the Kauffman County Secured Claim, an Other Secured Claim, a Southerland Tort Claim, the Buckles Class Action Claim, the Milton Vaughn Claim, the Landry Claim, a Bondholder Claim, or an Intercompany Claim.

         1.74 Transferred Causes of Action means all of the Debtors' or the Estates' right, title, and interest in and to the following: (i) all Avoidance Actions and (ii) all claims, causes of action, rights, suits, debts, sums of money, damages, judgment claims and demands whatsoever, whether known or unknown, in law, equity or otherwise that were held by the Debtors as of the Petition Date and which are not related to, or do not arise out of, (A) the operating assets retained by the Reorganized Debtor following Confirmation of the Plan; (B) the Debtors' ownership maintenance and/or operation of such assets; (C) any executory contracts or leases assumed or rejected by the Debtors; (D) any setoff rights that may be asserted by the Reorganized Debtor against any third party in connection with an objection to a Claim or other litigation; or (E) any transactions between either or both of the Debtors, on the one hand, and EEX Corporation, Enserch Exploration, Inc., Reliant Gas Transmission Company, Arkla Energy Resources, or Edge Petroleum Exploration Company, on the other hand. Notwithstanding anything else in the Plan to the contrary, the Transferred Causes of Action shall specifically include all claims held by the Debtors as of the Petition Date against any or all of their respective present and former officers, directors, accountants, other professionals, parties in control of NEG, or parties asserting control of NEG. Pursuant to sections 4.12(b)(i) and 7.1(b) of the Plan, the Transferred Causes of Action will be preserved, maintained, and transferred on the Effective Date to, and owned thereafter by, the Creditors' Trust, just as if the Creditors' Trust were the Debtors, and will be enforced exclusively by the Creditors' Trust on and after the Effective Date.

         1.75 Valuation Motion means a motion filed by the Debtors, Arnos, the Committee, or the holder of a Secured Claim seeking to obtain a determination by the Bankruptcy Court of the value of Collateral.

Interpretation: Application of Definitions and Rules of Construction. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include both the singular and the plural and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter. Unless otherwise specified, all section, article, schedule, or exhibit references in the Plan are to the respective Section in, Article of, Schedule to, or Exhibit to, the Plan.

The words "herein," "hereof," "hereto," "hereunder" and other words of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. The rules of construction contained in section 102 of the Bankruptcy Code shall apply to the construction of the Plan. A term used herein that is not defined herein, but that is used in the Bankruptcy Code, shall have the meaning ascribed to that term in the Bankruptcy Code. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    ARTICLE 2

                        TREATMENT OF UNCLASSIFIED CLAIMS

         2.1 ADMINISTRATIVE CLAIMS. All Administrative Claims shall be treated as follows:

                  (a) TIME FOR FILING ADMINISTRATIVE CLAIMS. The holder of any Administrative Claim, other than (i) a Fee Claim, (ii) a liability incurred and paid in the ordinary course of business by the Debtors, or (iii) an Allowed Administrative Claim, must file with the Bankruptcy Court, and serve on the Debtors and their counsel, notice of such Administrative Claim within thirty
(30) days after the Effective Date. Such notice must include at a minimum (i) the Debtor(s) that are liable for the Claim, (ii) the name of the holder of the Claim, (iii) the amount of the Claim, and (iv) the basis of the Claim. Failure to file timely and properly the notice required under this section 2.1(a) of the Plan shall result in the Administrative Claim being forever barred and discharged.

                  (b) TIME FOR FILING FEE CLAIMS. Each Professional who holds, or asserts, an Administrative Claim that is a Fee Claim for compensation for services rendered and reimbursement of expenses incurred prior to the Effective Date shall be required to file with the Bankruptcy Court and serve on all parties required to receive such notice, a Fee Application within thirty (30) days of the Effective Date. Failure to file timely a Fee Application as required under this section 2.1(b) of the Plan shall result in the Fee Claim being forever barred and discharged.

                  (c) ALLOWANCE OF ADMINISTRATIVE CLAIMS. An Administrative Claim with respect to which notice has been properly filed pursuant to section 2.1(a) of the Plan shall become an Allowed Administrative Claim if no objection is filed within twenty (20) days after its filing and service. If an objection is filed within such twenty (20) day period, the Administrative Claim shall become an Allowed Administrative Claim only to the extent Allowed by Final Order. An Administrative Claim that is a Fee Claim, and with respect to which a Fee Application has been properly filed pursuant to section 2.1(b) of the Plan, shall become an Allowed Administrative Claim only to the extent allowed by Final Order of the Bankruptcy Court.

                  (d) PAYMENT OF ALLOWED ADMINISTRATIVE CLAIMS. Each holder of an Allowed Administrative Claim shall receive the amount of such holder's Allowed Administrative Claim in Cash on or before the Initial Distribution Date, or shall receive such other treatment as agreed upon in writing by the Debtors and such holder; provided, however, that an Administrative Claim representing a liability incurred in the ordinary course of business by the Debtors may be paid in the ordinary course of business by the Debtors; and provided, further, that the payment of an Allowed Administrative Claim representing a right to payment under sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code may be made in one or more Cash payments over a period of eighteen (18) months or such other period as is determined to be appropriate by the Bankruptcy Court. All Allowed Fee Claims shall be paid within ten (10) days after such Claim is Allowed by Final Order of the Bankruptcy Court.

                  (e) TREATMENT OF PRIORITY TAX CLAIMS. Each holder of an Allowed Priority Tax Claim shall receive, at the option of the Reorganized Debtor (i) the full amount of such holder's Allowed Claim in one Cash payment on or before the Initial Distribution Date; (ii) the amount of such holder's Allowed Claim, with interest accruing after the Confirmation Date thereon, in equal quarterly Cash payments of principal and interest at 7% per annum commencing on July 1, 2000 and continuing so that the entire Allowed Priority Tax Claim is satisfied in full on or prior to the sixth (6th) anniversary of the date of assessment of such Claim; or (iii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and such holder.

                  (f) TREATMENT OF INVOLUNTARY GAP CLAIMS. Each holder of an Allowed Involuntary Gap Claim shall receive the full amount of such Allowed Involuntary Gap Claim in one Cash payment on or before the Initial Distribution Date.

         2.2 TREATMENT OF STATUTORY FEES DUE THE UNITED STATES TRUSTEE. Pursuant to 28 U.S.C.ss. 1930(a)(6), the statutory fees of the United States Trustee shall be paid in Cash as such fees become due and payable.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    ARTICLE 3

                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

         3.1 Claims (other than Administrative Claims, Priority Tax Claims, and Involuntary Gap Claims) and Equity Interests are classified for all purposes, including voting, confirmation and distribution pursuant to the Plan, as follows:

-------------------------------------------------------- ------------------
                         CLASS                                STATUS
-------------------------------------------------------- ------------------
Class 1A - Other Priority Claims                             Impaired
-------------------------------------------------------- ------------------
Class 1B - BMC Other Priority Claims                         Impaired
-------------------------------------------------------- ------------------
Class 2 - Arnos Secured Claim                                Impaired
-------------------------------------------------------- ------------------
Class 3 - Kauffman County Secured Claim                      Impaired
-------------------------------------------------------- ------------------
Class 4 - Baker Atlas Secured Claim                          Impaired
-------------------------------------------------------- ------------------
Class 5A - Other Secured Claims                              Impaired
-------------------------------------------------------- ------------------
Class 5B - BMC Secured Claims                                Impaired
-------------------------------------------------------- ------------------
Class 6 - Tort Claims                                        Impaired
-------------------------------------------------------- ------------------
Class 7 - Intentionally Omitted
-------------------------------------------------------- ------------------
Class 8 - Intentionally Omitted
-------------------------------------------------------- ------------------
Class 9 - Intentionally Omitted
-------------------------------------------------------- ------------------
Class 10 - Bondholder Claims                                 Impaired
-------------------------------------------------------- ------------------
Class 11A - Trade Claims                                     Impaired
-------------------------------------------------------- ------------------
Class 11B - BMC Trade Claims                                 Impaired
-------------------------------------------------------- ------------------
Class 12 - Intercompany Claims                               Impaired
-------------------------------------------------------- ------------------
Class 13 - Preferred Equity Interests                        Impaired
-------------------------------------------------------- ------------------
Class 14 - Common Equity Interests                           Impaired
-------------------------------------------------------- ------------------
Class 15 - BMC Equity Interests                              Impaired
-------------------------------------------------------- ------------------
Class 16 - Other Equity Interests                            Impaired
-------------------------------------------------------- ------------------


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    ARTICLE 4

                    TREATMENT OF CLAIMS AND EQUITY INTERESTS

         4.1 CLASS 1A - OTHER PRIORITY CLAIMS

                  (a) Impairment and Voting. Class 1A is impaired by the Plan. Each holder of an Allowed Other Priority Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Allowed Other Priority Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on or as soon as practicable after the Initial Distribution Date or (ii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and the holder of such Claim.

         4.2 CLASS 1B - BMC OTHER PRIORITY CLAIMS

                  (a) Impairment and Voting. Class 1B is impaired by the Plan. Each holder of an Allowed BMC Other Priority Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Allowed BMC Other Priority Claim shall receive (i) the amount of such holder's Allowed Claim in one Cash payment on or as soon as practicable after the Initial Distribution Date or (ii) such other treatment as may be agreed upon in writing by the Reorganized Debtor and the holder of such Claim.

         4.3 CLASS 2 - ARNOS SECURED CLAIM

                  (a) Impairment and Voting. Class 2 is impaired by the Plan. The holder of the Arnos Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The indebtedness giving rise to the Allowed Arnos Secured Claim shall remain in place, and Arnos shall receive, on account of the Allowed Arnos Secured Claim, such payments as shall be agreed to in writing by the Reorganized Debtor and Arnos. As security for such payments, Arnos shall retain all rights provided in all documents creating, evidencing, or securing the Allowed Arnos Secured Claim.

         4.4 CLASS 3 - KAUFFMAN COUNTY SECURED CLAIM

                  (a) Impairment and Voting. Class 3 is impaired by the Plan. The holder of the Kauffman County Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The holder of the Allowed Kauffman County Secured Claim shall receive four (4) equal quarterly payments of Cash, beginning on the Initial Distribution Date. The amount of such payments shall be calculated to provide full satisfaction of the Allowed Kauffman County Secured Claim plus accrued interest thereon, from and after the Effective Date, at the rate provided for civil judgments pursuant to 28 U.S.C. ss. 1961.

         4.5 CLASS 4 - CLASS 4 - BAKER ATLAS SECURED CLAIM

                  (a) Impairment and Voting. Class 4 is impaired by the Plan. The holder of the Baker Atlas Secured Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The holder of the Allowed Baker Atlas Secured Claim shall receive Cash in the full amount of the Allowed Baker Atlas Secured Claim on the later of (i) the Effective Date and (ii) thirty (30) days after the date that the Claim is Allowed.


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                                                                              10

         4.6 CLASS 5A - OTHER SECURED CLAIMS

                  (a) Impairment and Voting. Class 5A is impaired by the Plan. The holders of the Other Secured Claims are entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of an Other Secured Claim shall be placed within a separate subclass of this Class 5A. Accordingly, each such Class 5A Claim shall, for purposes of accepting or rejecting the Plan and for receiving distributions under the Plan, be treated as though in a separate Class. Each holder of an Allowed Class 5A Claim secured by a Lien on Collateral shall have, or be deemed to have, an Allowed Other Secured Claim to the extent of the value of its Collateral as determined by the Bankruptcy Court or, if no Valuation Motion is filed within thirty (30) days after the Confirmation Hearing, an Allowed Other Secured Claim equivalent to the Deemed Collateral Value. The holder of each Allowed Other Secured Claim shall receive, on or before the Initial Distribution Date, (i) return of such party's Collateral in full satisfaction of such Other Secured Claim; (ii) payment in Cash in an amount equivalent to the lesser of (A) the value of such party's Collateral or (B) the full amount of the Other Secured Claim; (iii) treatment of such Other Secured Claim in accordance with sections 1124(2) or 1129(b)(2) of the Bankruptcy Code;
(iv) return of a portion of such party's Collateral and deferred Cash payments totaling the remaining value of such party's Collateral retained by the Debtors; or (v) such other treatment as may be agreed to in writing by such Secured Creditor and the Reorganized Debtor. If, as the result of any Valuation Motion, it is determined that any Allowed Class 5A Claim exceeds the value of such party's Collateral securing such Claim, any such excess (exclusive of postpetition interest, fees or other charges that such Secured Creditor could otherwise assert) shall constitute a Claim and be treated in Class 11A (Trade Claims) for purposes of the Plan.

         4.7 CLASS 5B - BMC SECURED CLAIMS

                  (a) Impairment and Voting. Class 5B is impaired by the Plan. The holders of the BMC Secured Claims are entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of a BMC Secured Claim shall be placed within a separate subclass of this Class 5B. Accordingly, each such Class 5B Claim shall, for purposes of accepting or rejecting the Plan and for receiving distributions under the Plan, be treated as though in a separate Class. Each holder of an Allowed Class 5B Claim secured by a Lien on Collateral shall have, or be deemed to have, an Allowed BMC Secured Claim to the extent of the value of its Collateral as determined by the Bankruptcy Court or, if no Valuation Motion is filed within thirty (30) days after the Confirmation Hearing, an Allowed BMC Secured Claim equivalent to the Deemed Collateral Value. The holder of each Allowed BMC Secured Claim shall receive, on or before the Initial Distribution Date, (i) return of such party's Collateral in full satisfaction of such BMC Secured Claim; (ii) payment in Cash in an amount equivalent to the lesser of (A) the value of such party's Collateral or (B) the full amount of the BMC Secured Claim; (iii) treatment of such BMC Secured Claim in accordance with sections 1124(2) or 1129(b)(2) of the Bankruptcy Code; (iv) return of a portion of such party's Collateral and deferred Cash payments totaling the remaining value of such party's Collateral retained by the Debtors; or (v) such other treatment as may be agreed to in writing by such Secured Creditor and the Reorganized Debtor. If, as the result of any Valuation Motion, it is determined that any Allowed Class 5B Claim exceeds the value of such party's Collateral securing such Claim, any such excess (exclusive of postpetition interest, fees or other charges that such Secured Creditor could otherwise assert) shall constitute a Claim and be treated in Class 11B (BMC Trade Claims) for purposes of the Plan.

         4.8 CLASS 6 - TORT CLAIMS

                  (a) Impairment and Voting. Class 6 is impaired by the Plan. Each holder of a Tort Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. The Tort Claims shall be treated as follows:

                           (1) If Class 6 accepts the Plan as provided by
section 1126(c) of the Bankruptcy Code, (A) each of the holders of a Tort Claim shall receive Cash on or before the Initial Distribution Date in an amount equal to 2.0% of either (1) the lesser of the amount set forth on such holder's proof of Claim on file with the Bankruptcy Court


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION as of June 21, 1999, and the amount of such holder's Claim that was listed in the Schedules or (2) at the holder's election, an amount determined by the Bankruptcy Court to be the estimated amount of such holder's Tort Claim; and (B) nothing in the Plan shall prejudice the right of any holder of a Tort Claim to seek recovery under any insurance policy maintained by the Debtors as of the Petition Date. If a holder of a Tort Claim elects to have the Bankruptcy Court estimate its Claim for purposes of a distribution under section 4.8(b)(i)(A)(2) above, such holder must file with the Bankruptcy Court a motion requesting an estimation of the amount of its Tort Claim, and such motion must be filed on or before June 15, 2000. Otherwise, such Creditor shall only be entitled to a distribution under section 4.8(b)(i)(A)(1) above.

                           (2) If Class 6 does not accept the Plan as provided
by section 1126(c) of the Bankruptcy Code, each holder of an Allowed Tort Claim shall receive, within thirty (30) days after such Claim becomes an Allowed Claim, Cash equal to 75% of its Allowed Tort Claim.

         4.9 CLASS 7 - INTENTIONALLY DELETED

         4.10 CLASS 8 - INTENTIONALLY DELETED

         4.11 CLASS 9 - INTENTIONALLY DELETED

         4.12 CLASS 10 - BONDHOLDER CLAIMS

                  (a) Impairment and Voting. Class 10 is impaired by the Plan. Each holder of an Allowed Bondholder Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. All Bondholder Claims will be Allowed as of the Effective Date. Pursuant to the Plan, Arnos will acquire all of the Bonds, which shall remain outstanding following confirmation of the Plan and be repaid according to section 7.12 of the Plan. To effectuate Arnos' acquisition of the Bonds, Allowed Bondholder Claims shall be treated as follows:

                           (i) Non-Arnos Bondholder Claims.

                                    (1)      Each holder of an Allowed Non-Arnos
                                             Bondholder Claim will receive a
                                             Cash payment from Arnos, through
                                             the Exchange Agent, in an amount
                                             equal to its pro rata share of the
                                             Non-Arnos Bondholder Payment. In
                                             consideration for the Non-Arnos
                                             Bondholder Payment, each Non-Arnos
                                             Bondholder shall be deemed to have
                                             transferred its Bondholder Claim,
                                             as well as the Bonds representing
                                             such Claim, to Arnos as of the
                                             Effective Date.

                                    (1)      Each holder of an Allowed Non-Arnos
                                             Bondholder Claim will also receive
                                             a beneficial interest in the
                                             Creditors' Trust equal to the
                                             percentage that such Creditor's
                                             Allowed Non-Arnos Bondholder Claim
                                             bears to the total of all Allowed
                                             Non-Arnos Bondholder Claims plus
                                             all Allowed Trade Claims. The
                                             operations of the Creditors' Trust
                                             shall be funded by the Non-Arnos
                                             Bondholders with a $1.00 million
                                             contribution into the Creditors'
                                             Trust made from the Non-Arnos
                                             Bondholder Payment.

                                    (2)      Each Non-Arnos Bondholder shall
                                             receive its pro rata share of the
                                             Non-Arnos Bondholder Initial
                                             Recovery as soon as practicable
                                             after the holder delivers its Bonds
                                             to the Exchange Agent in
                                             transferable form for delivery to
                                             Arnos.

                                    (3)      To the extent that a holder of an
                                             Allowed Non-Arnos Bondholder Claim
                                             has not delivered its Bonds to the
                                             Exchange Agent within 180 days


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
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                                                                              12
                                             following the Effective Date and to
                                             the extent not prohibited by
                                             applicable securities laws and the
                                             Trust Indenture Act of 1939, (1)
                                             the Bonds shall be deemed lost, (2)
                                             the Exchange Agent shall deliver to
                                             the record holder of such Bonds
                                             Cash equal to such Non-Arnos
                                             Bondholder's pro rata share of the
                                             Non-Arnos Bondholder Initial
                                             Recovery; (3) the Indenture Trustee
                                             shall reflect the transfer of the
                                             Bonds to Arnos in the applicable
                                             Register, and (4) the Indenture
                                             Trustee shall issue to Arnos
                                             replacement Bonds in transferable
                                             form in the amount of such holder's
                                             Bonds.

                           (ii) Arnos Bondholder Claims. Arnos shall retain its
Bonds and receive no distribution from the Debtors under the Plan on account of its Arnos Bondholder Claims. Arnos will also not receive any interest in, or distribution from, the Creditors' Trust.

         4.13 CLASS 11A - TRADE CLAIMS

                  (a) Impairment and Voting. Class 11A is impaired by the Plan. Each holder of an Allowed Trade Claim is entitled to vote to accept or reject the Plan.

                  (b) Treatment. Each holder of a Trade Claim shall receive, on or before the Initial Distribution Date, (I) Cash equal to seventy-five percent (75%) of the amount of such Allowed Trade Claim and (ii) a beneficial interest in the Creditors' Trust equal to the percentage that such holder of an Allowed Trade Claim bears to the total of all Allowed Non-Arnos Bondholder Claims plus all Allowed Trade Claims.

         4.14 CLASS 11B - BMC TRADE CLAIMS

                  (a) Impairment and Voting. Class 11B is impaired by the Plan. Each holder of an Allowed BMC Trade Claim is deemed to have or rejected the Plan.

                  (b) Treatment. Each holder of an Allowed BMC Trade Claim shall receive, on or before the Initial Distribution Date, Cash equal to seventy-five percent (75%) of the amount of such Allowed BMC Trade Claim.

         4.15 CLASS 12 - INTERCOMPANY CLAIMS

                  (a) Impairment and Voting. Class 12 is impaired by the Plan. Each holder of an Allowed Intercompany Claim is deemed to have rejected the Plan.

                  (b) Treatment. All Intercompany Claims shall be disallowed and shall not receive any distribution under the Plan.

         4.16 CLASS 13 - PREFERRED EQUITY INTERESTS

                  (a) Impairment and Voting. Class 13 is impaired by the Plan. Each holder of an Allowed Preferred Equity Interest is deemed to have rejected the Plan.

                  (b) Treatment. The Preferred Equity Interests shall be deemed canceled on the Effective Date. Each holder of an Allowed Preferred Equity Interest shall receive its pro rata share of 714,286 newly issued shares of common stock in the Reorganized Debtor in exchange for its Preferred Equity Interests.

         4.17 CLASS 14 - COMMON EQUITY INTERESTS

                  (a) Impairment and Voting. Class 14 is impaired by the Plan. Each holder of an Allowed Common Equity Interest is entitled to vote to accept or reject the Plan.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
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                                                                              13

                  (b) Treatment. Each holder of an Allowed Common Equity Interest shall retain such interest; provided, however, the stock certificates evidencing Common Equity Interests shall be deemed canceled and exchanged as of the Effective Date for shares of common stock in the Reorganized Debtor, which shall be issued to the holders of Allowed Common Equity Interests at a ratio of 1 share of common stock in the Reorganized Debtor for every 7 shares of Allowed Common Equity Interests.

         4.18 CLASS 15 - BMC EQUITY INTERESTS

                  (a) Impairment and Voting. Class 15 is impaired by the Plan. Each holder of an Allowed BMC Equity Interest is deemed to have rejected the Plan.

                  (b) Treatment. As set forth below, the Plan provides for the substantive consolidation of NEG and BMC. Accordingly, all of the BMC Equity Interests, which are held by NEG, will be canceled as of the Effective Date, and the holder of the BMC Equity Interests will not receive a distribution on account of such Equity Interests.

         4.19 CLASS 16 - OTHER EQUITY INTERESTS

                  (a) Impairment and Voting. Class 16 is impaired by the Plan. Each holder of an Allowed Other Equity Interests is deemed to have rejected the Plan.

                  (b) Treatment. All Other Equity Interests shall be canceled on the Effective Date and the holders thereof shall receive no distribution under the Plan.

                                    ARTICLE 5

                  SUBSTANTIVE CONSOLIDATION OF DEBTORS' ESTATES

         5.1 REQUEST FOR SUBSTANTIVE CONSOLIDATION. This Plan constitutes a motion for substantive consolidation of the liabilities and properties of the Debtors. Confirmation of the Plan shall constitute approval of the motion by the Bankruptcy Court, and the Confirmation Order shall contain findings supporting, and conclusions providing for, substantive consolidation of the Debtors' Estates.

         5.2 EFFECT OF SUBSTANTIVE CONSOLIDATION. As a result of the substantive consolidation of the liabilities and properties of the Debtors, (a) the Chapter 11 Cases shall be consolidated into the case of NEG as a single consolidated case; (b) all property of the Estate of each Debtor shall be deemed to be the property of the consolidated Estates; (c) all Claims against each Estate shall be deemed to be Claims against the consolidated Estates, any proof of claim filed against one of the Debtors shall be deemed to be a single Claim filed against the consolidated Estates, and all duplicate proofs of claim for the same Claim filed against more than one Debtor shall be deemed expunged; (d) all Intercompany Claims shall be eliminated, and no distributions under this Plan shall be made on account of Intercompany Claims; (e) all guarantees by one Debtor in favor of the other Debtor shall be eliminated, and no distributions under the Plan shall be made on account of Claims based upon such guarantees; and (f) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as one consolidated entity so that, subject to the other provisions of section 553, debts due to one of the Debtors may be set off against the debts of the other Debtor. Substantive consolidation shall not merge or otherwise affect the separate legal existence of each Debtor, other than with respect to distribution rights under this Plan; substantive consolidation shall have no effect on valid, enforceable and unavoidable liens, except for liens that secure a Claim that is eliminated by virtue of substantive consolidation and liens against Collateral that are extinguished by virtue of substantive consolidation; and substantive consolidation shall not have the effect of creating a Claim in a class different from the class in which a Claim would have been placed in the absence of substantive consolidation.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    ARTICLE 6

                         ACCEPTANCE OR REJECTION OF PLAN

         6.1 CLASS ACCEPTANCE REQUIREMENT. A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan.

         6.2 CRAMDOWN. This section shall constitute the Debtors' and the Committee's request, pursuant to section 1129(b)(1) of the Bankruptcy Code, that the Bankruptcy Court confirm the Plan notwithstanding the fact that the requirements of section 1129(a)(8) may not be met. The Debtors and the Committee reserve the right to amend the Plan as may be necessary to obtain confirmation of the Plan under section 1129(b) of the Bankruptcy Code.

                                    ARTICLE 7

                       MEANS OF IMPLEMENTATION OF THE PLAN

         7.1 DISTRIBUTIONS. Distributions under the Plan shall be made as follows:

                  (a) ALLOWED CLAIMS, OTHER THAN BONDHOLDER CLAIMS. The Reorganized Debtor shall make all distributions from Cash on hand to holders of Allowed Claims, other than the distributions to be made to Non-Arnos Bondholders.

                  (b) ALLOWED NON-ARNOS BONDHOLDER CLAIMS. Distributions to Non-Arnos Bondholders will be made as follows:

                           (i) On the Effective Date, the clerk of the
Bankruptcy Court shall distribute to the Exchange Agent from the registry of the Bankruptcy Court a portion of the Escrowed Funds equal to the Non-Arnos Bondholder Payment for distribution to Non-Arnos Bondholders in accordance with
Article 4.12(b)(i) of the Plan. On the Effective Date, the clerk of the Bankruptcy Court shall return the remainder of the Escrowed Funds from the registry of the Bankruptcy Court to Arnos.

                           (ii) On the Effective Date, the Transferred Causes of
Action shall be deemed transferred from the Debtors to the Creditors' Trust and will then be administered in accordance with the terms of the Creditors' Trust Agreement. On the Effective Date, the Debtors shall execute an assignment of the Avoidance Actions to the Creditors' Trust; provided, however, that such assignment must be in a form acceptable to the Debtors and Arnos.

                           (iii) As soon as is reasonably practical after the
Exchange Agent's receipt of the Non-Arnos Bondholder Payment, the Exchange Agent, on behalf of the Non-Arnos Bondholders, shall transfer $1.00 million from the Non-Arnos Bondholder Payment to the Creditors' Trustee, which funds will then be administered in accordance with the terms of the Creditors' Trust Agreement.

         7.2 EXCHANGE AGENT. The Exchange Agent shall have the powers, duties and obligations specified in the Plan and in the Exchange Agent Agreement. The liability of the Exchange Agent will be limited so that he shall not be liable for his actions in connection with his performance of his obligations under this Plan unless he has been guilty of willful fraud or gross negligence. The Exchange Agent shall not be required to give a bond for the faithful performance of his duties hereunder. The fees and expenses incurred by the Exchange Agent shall be paid by the Reorganized Debtor, subject to approval by the Bankruptcy Court.

         7.3 CREDITORS' TRUST. The Creditors' Trust shall be established as of the Effective Date by execution of the Creditors' Trust Agreement and the transfer of the Creditors' Trust Assets to the Creditors' Trustee pursuant to the terms and conditions thereof. In order to carry out an orderly prosecution of the Transferred Causes of Action, the Creditors' Trust, its agents and professionals may appoint necessary personnel and may carry on operations, including the prosecution, trial and settlement of the Transferred Causes of Action, to obtain a fair and reasonable value for the Transferred Causes of Action for the benefit of the beneficiaries of the Creditors' Trust.


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         7.4 REVESTING OF ASSETS. Except as otherwise provided in the Plan or the Confirmation Order, upon the Effective Date, all property of the Debtors' Estates, wherever situated, shall vest in, or remain the property of, the Reorganized Debtor free and clear of all Claims. All causes of action of the Debtors' Estates, except for the Transferred Causes of Action, shall be preserved and vest in the Reorganized Debtor. All of the Transferred Causes of Action shall be transferred to, and vest in, the Creditors' Trust.

         7.5 DISCHARGE OF DEBTORS. Except as otherwise provided in the Plan, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties; and except as otherwise provided herein, upon the Effective Date, the Debtors and their successors in interest shall be deemed discharged and released pursuant to section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims treated in the Plan, as well as all other Claims, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in section 502(g), 502(h), or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code; (c) the holder of a Claim based upon such debt has accepted this Plan; or (d) the Claim has been Allowed, disallowed, or estimated pursuant to section 502(c) of the Bankruptcy Code. Except as otherwise provided in the Plan, the Confirmation Order shall be a judicial determination of discharge of all liabilities of the Debtors and their successors in interest other than those obligations specifically set forth pursuant to this Plan.

         7.6 INJUNCTION. Except as otherwise provided in the Plan, from and after the Confirmation Date, all holders of Claims against and Equity Interests in the Debtors are permanently restrained and enjoined (a) from commencing or continuing in any manner, any action or other proceeding of any kind with respect to any such Claim or Equity Interest against the Debtors, their Assets, or the Reorganized Debtor; (b) from enforcing, attaching, collecting, or recovering by any manner or means, any judgment, award, decree, or order against the Reorganized Debtor or its Assets; (c) from creating, perfecting, or enforcing any encumbrance of any kind against the Reorganized Debtor or its Assets; (d) from asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtors; and (e) from performing any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; provided, however, that each holder of a Contested Claim may continue to prosecute its proof of Claim in the Bankruptcy Court and all holders of Claims and Equity Interests shall be entitled to enforce their rights under the Plan and any agreements executed or delivered pursuant to or in connection with the Plan.

         7.7 REVOCATION OF PLAN. The Debtors and the Committee jointly reserve the right to revoke and withdraw this Plan before the entry of the Confirmation Order. If the Debtors and the Committee jointly revoke or withdraw this Plan, or if confirmation of this Plan does not occur, then, with respect to the Debtors and the Committee, this Plan shall be deemed null and void and nothing contained herein shall be deemed to constitute a waiver or release of any Claims by or against the Debtors, as the case may be, or any other Person or to prejudice in any manner the rights of the Debtors and the Committee, as the case may be, or person in any further proceedings involving the Debtors.

         7.8 REORGANIZED DEBTOR'S BOARD OF DIRECTORS. The initial board of directors of the Reorganized Debtor shall consist of the following persons: Bob
G. Alexander (Chairman), Jim L. David, Russell D. Glass, Martin Hirsch, Robert
H. Kite, Robert J. Mitchell, and Jack G. Wasserman.

         7.9 REORGANIZED DEBTOR'S EXECUTIVE OFFICERS. The initial executive officers of the Reorganized Debtor shall include the following persons: Bob G. Alexander (President and Chief Executive Officer), Philip D. Devlin (Vice President, General Counsel and Secretary), R. Kent Lueders (Vice President, Corporate Development), and Melissa H. Rutledge (Vice President, Controller and Chief Accounting Officer). Such executive officers shall be compensated at their current compensation levels or such other levels as may be determined by the Board of Directors of the Reorganized Debtor.

         7.10 CHARTER AND BYLAWS. The charter and bylaws of the Reorganized Debtor shall be created or amended as of the Effective Date as necessary (a) to satisfy the provisions of this Plan; (b) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code; and
(c) to prohibit the transfer of any Equity Interest in the Reorganized Debtor to or by any Person who is, was or would become as a result of such transfer, a "5% shareholder" within the meaning of 26 U.S.C. ss. 382.


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         7.11 AMENDMENT TO INDENTURE FOR BONDS. On or after the Effective Date,
Arnos, as the holders of 100% of the Bonds, and the Reorganized Debtor shall amend the Indenture for the Bonds substantially in the manner reflected in the Amended Indenture, which will be filed with the Bankruptcy Court at least fifteen (15) days prior to the commencement of the Confirmation Hearing.

         7.12 BONDS NOT DISCHARGED. Pursuant to the Plan, Arnos shall acquire all of the Bonds that it does not already otherwise hold. NEG's and the Reorganized Debtor's debts and obligations under the Bonds shall remain outstanding and not be discharged by Confirmation of the Plan. Following Confirmation of the Plan, the Bonds shall be paid either under the terms of the Amended Indenture or on such other terms as are agreed between the Reorganized Debtor and Arnos.

         7.13 PURCHASE OF ADDITIONAL COMMON AND/OR PREFERRED STOCK. On the Effective Date, Arnos or an affiliate of Arnos shall pay at least $2.0 million to the Reorganized Debtor to purchase from the Reorganized Debtor additionally issued shares of the Reorganized Debtor's common stock and/or preferred stock such that Arnos or its affiliate may own up to 49.9% of the value of all issued and outstanding common stock and preferred stock of the Reorganized Debtor.

         7.14 TRANSFER OF REORGANIZED DEBTOR'S ASSETS INTO HOLDING LLC. After the Effective Date, Reorganized NEG will contribute all or substantially all of its operating properties to a newly-formed limited liability company ("Holding LLC") in exchange for an equity interest in Holding LLC. Reorganized NEG shall retain sufficient Cash to pay all of its obligations under the Plan until such obligations are satisfied. If the Arnos Secured Claim is not paid in full on the Effective Date, the Arnos Secured Claim will either be assumed by Holding LLC or Reorganized NEG's assets will be contributed to Holding LLC subject to the liens securing the Arnos Secured Claim. Arnos will contribute cash or other assets to Holding LLC (with a net value equivalent to the net value of the assets contributed to Holding LLC by the Reorganized NEG) in exchange for an equity interest in Holding LLC. Further details of the transaction between Reorganized NEG and Holding LLC, and of the structure of Holding LLC, are set forth in the Term Sheet that is attached to this Plan as Exhibit "2" and incorporated herein by reference.

         7.15 PRESERVATION OF CLAIMS AGAINST OFFICERS AND DIRECTORS. Notwithstanding any other provision of the Plan to the contrary, any and all claims the Debtors may have against their respective directors and officers (both former and present) and their accountants and persons in control or asserting control of NEG are in all ways preserved and are not waived, discharged, abandoned or released. Such claims shall be preserved, maintained and transferred to the Creditors Trust as a Transferred Cause of Action.

                                   ARTICLE 8

                        PROVISIONS GOVERNING DISTRIBUTION

         8.1 DISTRIBUTIONS. Any payments or distributions to be made by the Reorganized Debtor pursuant to the Plan shall be made on or before the Initial Distribution Date except as otherwise provided for in the Plan, or as may be ordered by the Bankruptcy Court. Any payment or distribution by the Reorganized Debtor pursuant to this Plan, to the extent delivered by the United States Mail, shall be deemed made when deposited by the Reorganized Debtor into the United States Mail. Any payments or distributions to be made by the Exchange Agent shall be made in accordance with section 4.12(b)(i) of this Plan and the Exchange Agent Agreement. Any payments or distributions to be made by the Creditors' Trustee shall be made in accordance with the Creditors' Trust Agreement.

         8.2 MEANS OF CASH PAYMENT. Payments of Cash to be made by the Reorganized Debtor or the Exchange Agent pursuant to the Plan shall be made by check drawn on a domestic bank or by wire transfer from a domestic bank.

         8.3 DELIVERY OF DISTRIBUTIONS. Distributions and deliveries by the Reorganized Debtor to holders of Allowed Claims shall be made at the addresses set forth on the proofs of Claim or proofs of interest filed by such holders (or at the last known addresses of such holders if no proof of Claim or proof of interest is filed; or if the Debtors have


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                                                                              17
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been notified of a change of address, at the address set forth in such notice).
If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Reorganized Debtor is notified of such holder's then current address, at which time all unpaid distributions shall be made to such holder.

         8.4 DEADLINE FOR CLAIMS FOR UNDELIVERABLE DISTRIBUTIONS. All claims for undeliverable distributions shall be made on or before the fifth (5th) anniversary of the Initial Distribution Date. After such date, all Unclaimed Property shall revert to the Reorganized Debtor, and the Claim of any holder with respect to such property shall be discharged and forever barred.

         8.5 TIME BAR TO CASH PAYMENTS. Checks issued by the Reorganized Debtor in respect of Allowed Claims shall be null and void if not cashed within ninety
(90) days after the date of delivery thereof. Requests for re-issuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim to whom such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of the first anniversary of the Initial Distribution Date or ninety (90) days after the date of delivery of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

         8.6 NO INTEREST UNLESS OTHERWISE PROVIDED. No interest shall be paid on any Claim unless, and only to the extent that, the Plan specifically provides otherwise.

         8.7 PREPAYMENT. The Debtors expressly reserve the right, in their sole discretion, to prepay, in whole or in part, any obligation created pursuant to the Plan, and no interest shall accrue with respect to the prepaid portion of such obligation from and after the date of such prepayment.

         8.8 TIMING OF DISTRIBUTIONS. Any payment or distribution required to be made hereunder on a day other than a Business Day shall be due and payable on the next succeeding Business Day.

         8.9 NO DE MINIMIS DISTRIBUTIONS. Notwithstanding any other provision of the Plan to the contrary, no distribution of less than $25 shall be made to any holder of an Allowed Claim. Such undistributed amount will be retained by the Reorganized Debtor.

         8.10 DISTRIBUTION OF COMMON STOCK IN REORGANIZED NEG.

                  (a) TIMING OF DISTRIBUTIONS. On the Effective Date or as soon thereafter as is reasonably practical, Reorganized NEG shall distribute the shares of common stock in Reorganized NEG to be issued and distributed under sections 4.16 and 4.17 of the Plan to the beneficial holders, as of the Confirmation Date, of Allowed Preferred Equity Interests and Allowed Common Equity Interests.

                  (b) NO FRACTIONAL INTERESTS. The calculation of the distribution of shares of common stock in Reorganized NEG to be issued and distributed under sections 4.16 and 4.17 of the Plan may mathematically entitle the holder of an Allowed Preferred Equity Interest or an Allowed Common Equity Interest to a fractional interest in a share of common stock in Reorganized NEG. The number of shares of common stock in Reorganized NEG to be received by a holder of an Allowed Equity Interest shall be rounded to the next lower whole number of shares. The total number of shares of common stock in Reorganized NEG to be distributed to a Class of Allowed Equity Interests shall be adjusted as necessary to account for the rounding provided for in this section. No consideration shall be provided in lieu of the fractional shares that are rounded down and not issued. For purposes of applying this section, the "holders" of Allowed Preferred Equity Interests or Allowed Common Equity Interests, as the case may be, means the beneficial holders thereof as of the Confirmation Date.


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                                    ARTICLE 9

                      PROCEDURES FOR RESOLVING AND TREATING
                         CONTESTED AND CONTINGENT CLAIMS

         9.1 OBJECTION DEADLINE. Unless a different date is set by order of the Bankruptcy Court, all objections to Claims (except for Claims held by royalty interest owners, overriding royalty interest owners or working interest owners) shall be served and filed no later than June 23, 2000, or 90 days after a particular proof of Claim is filed, whichever is later. Any proof of claim filed more than 30 days after the Confirmation Date shall be of no force and effect, shall be deemed disallowed, and will not require objection. All Contested Claims shall be litigated to Final Order; provided, however, that the Debtors or the Reorganized Debtor may compromise and settle any Contested Claim, subject to the approval of the Bankruptcy Court.

         1.13 RESPONSIBILITY FOR OBJECTING TO CLAIMS. The Reorganized Debtor shall have the responsibility for objecting to the allowance of Claims following the Effective Date.

         9.2 NO DISTRIBUTION PENDING ALLOWANCE. Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to any Contested Claim unless and until such Contested Claim becomes an Allowed Claim.

         9.3 DISTRIBUTION AFTER ALLOWANCE. Distributions to each holder of a Contested Claim, to the extent that such Claim becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the Class of Claims to which such Claim belongs, and such holders shall receive all distributions to which such holders would have been entitled had such Claim been an Allowed Claim on the Effective Date.

                                   ARTICLE 10

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         10.1 GENERAL TREATMENT; ASSUMED IF NOT REJECTED. The Plan constitutes and incorporates a motion by the Debtors to assume, as of the Effective Date, all prepetition executory contracts and unexpired leases to which the Debtors are a party, except for executory contracts or unexpired leases that (a) have been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) are the subject of a separate motion pursuant to section 365 of the Bankruptcy Code to be filed and served by the Debtors on or before the Confirmation Date, or (c) are designated on Exhibit "1" of the Plan as executory contracts and unexpired leases which the Debtors intend to reject.

         10.2 CURE PAYMENTS AND RELEASE OF LIABILITY. All cure payments which may be required by section 365(b)(1) of the Bankruptcy Code under any executory contract or unexpired lease that is assumed, or assumed and assigned, under this Plan shall be made on or before the Initial Distribution Date; provided, however, that in the event of a dispute regarding the amount of any cure payments, the cure of any other defaults, the ability of any party to provide adequate assurance of future performance, or any other matter pertaining to assumption or assignment, the Reorganized Debtor shall make such cure payments and cure such other defaults and provide adequate assurance of future performance, all as may be required by section 365(b)(1), of the Bankruptcy Code only following the entry of a Final Order resolving such dispute. To the extent that a party to an assumed executory contract or unexpired lease has not filed an appropriate pleading with the Bankruptcy Court on or before the thirtieth
(30th) day after the Effective Date disputing the amount of any cure payments offered to it, disputing the cure of any other defaults, disputing the promptness of the cure payments, or disputing the provisions of adequate assurance of future performance, then such party shall be deemed to have waived its right to dispute such matters.

         10.3 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or an unexpired lease by the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages shall be forever barred and shall not be enforceable against the Debtors or their respective properties or agents, successors, or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor by the earlier of (a) 30 days after the Confirmation Date or (b) such other deadline as the Bankruptcy Court may set for asserting a Claim for such damages.


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         10.4 REJECTION CLAIMS. Any Claim arising from the rejection of an unexpired lease or executory contract and not barred by section 10.3 of the Plan shall be treated as a Trade Claim pursuant to the Plan; provided, however, that any Claim based upon the rejection of an unexpired lease of real property shall be limited in accordance with section 502(b)(6) of the Bankruptcy Code and state law mitigation requirements. Nothing contained herein shall be deemed an admission by the Debtors that such rejection gives rise to or results in a Claim or shall be deemed a waiver by the Debtors of any objections to such Claim if asserted.

                                   ARTICLE 11

                  CONDITIONS PRECEDENT TO EFFECTIVENESS OF PLAN

         11.1 CONDITIONS TO EFFECTIVENESS OF PLAN. The Effective Date of the Plan shall not occur unless and until the following conditions shall have been satisfied or waived in writing by the Debtors, the Committee and Arnos, as determined in their sole discretion:

                  (a) the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Debtors, the Committee and Arnos;

                  (b) all actions, documents, and agreements necessary to implement the Plan shall have been effected or executed;

                  (c) the Debtors shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtors to be necessary to implement the Plan;

                  (d) the Non-Arnos Bondholder Payment shall have been received by the Exchange Agent; and

                  (e) the Confirmation Order shall have become a Final Order.

         11.2 DEADLINE FOR EFFECTIVENESS OF PLAN. If all of the conditions to the effectiveness of the Plan, as set forth in section 11.1 above, have not been satisfied or waived by August 15, 2000, this Plan shall be deemed terminated and the Confirmation Order shall be deemed vacated. The deadline for effectiveness of the Plan set forth in this section 11.2 of the Plan can be extended, modified or waived only by written agreement between the Debtors, the Committee and Arnos.

                                   ARTICLE 12

                            CONSUMMATION OF THE PLAN

         12.1 RETENTION OF JURISDICTION. Pursuant to sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain nonexclusive jurisdiction of all matters arising in, arising under, and related to the Chapter 11 Cases and the Plan, for the purposes of sections 105(a) and 1142 of the Bankruptcy Code, and for, among other things, the following purposes:

                  (a) To hear and to determine any and all objections to or applications concerning the allowance of Claims or the allowance, classification, priority, compromise, estimation, or payment of any Claim, or Equity Interest;


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                  (b) To hear and determine any and all applications for payment of fees and expenses from the Debtors' estates made by attorneys or any other Professional pursuant to sections 330 or 503 of the Bankruptcy Code, or for payment of any other fees or expenses authorized to be paid or reimbursed from the Debtors' estates under the Bankruptcy Code, and any and all objections thereto;

                  (c) To hear and determine all applications by professionals employed by the Creditors' Trustee for payment of fees and expenses by the Creditors' Trust, and any and all objections thereto;

                  (d) To hear and determine all applications by the Exchange Agent for payment of fees and expenses by the Reorganized Debtor, and any and all Objections thereto;

                  (e) To hear and determine pending applications for the rejection, assumption, or assumption and assignment of unexpired leases and executory contracts and the allowance of Claims resulting therefrom, and to determine the rights of any party in respect of the assumption or rejection of any executory contract or lease;

                  (f) To hear and determine any and all adversary proceedings, applications, or contested matters, including any remands from any appeals;

                  (g) To hear and to determine all controversies, disputes, and suits that may arise in connection with the execution, interpretation, implementation, consummation, or enforcement of the Plan or in connection with the enforcement of any remedies made available under the Plan;

                  (h) To liquidate any disputed, contingent, or unliquidated Claims;

                  (i) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

                  (j) To enter and to implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, reversed, revoked, modified, or vacated;

                  (k) To enable the Reorganized Debtor to prosecute any and all proceedings which may be brought to set aside liens or encumbrances and to recover any transfers, assets, properties or damages to which the Debtors may be entitled under applicable provisions of the Bankruptcy Code or any other federal, state or local laws, including causes of action, controversies, disputes and conflicts between the Debtors and any other party, including but not limited to, any causes of action or objections to Claims, preferences or fraudulent transfers and obligations or equitable subordination;

                  (l) To consider any modification of the Plan pursuant to
section 1127 of the Bankruptcy Code, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

                  (m) To enter and to implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate, or to enforce the terms and conditions of the Plan and the transactions contemplated thereunder;

                  (n) To hear and to determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan; and

                  (o) To enter a final decree closing the Chapter 11 Cases.

         12.2 ABSTENTION AND OTHER COURTS. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising out of or relating to these Chapter 11 Cases, this section of the Plan shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.


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         12.3 NONMATERIAL MODIFICATIONS. The Debtors and the Committee may, with the approval of the Bankruptcy Court and without notice to all holders of Claims and Equity Interests, jointly correct any nonmaterial defect, omission, or inconsistency in the Plan in such manner and to such extent as may be necessary or desirable. The Debtors and the Committee may jointly undertake such nonmaterial modification pursuant to this section insofar as it does not adversely change the treatment of the Claim of any Creditor or the interest of any Equity Interest holder who has not accepted in writing the modification.

         12.4 MATERIAL MODIFICATIONS. Modifications of this Plan may be proposed in writing by the Debtors and the Committee at any time before confirmation, provided that this Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code, and the Debtors and the Committee shall have complied with section 1125 of the Bankruptcy Code. This Plan may be modified at any time after confirmation and before the Initial Distribution Date, provided that the Plan, as modified, meets the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as modified, under section 1129 of the Bankruptcy Code, and the circumstances warrant such modification.

         12.5 TERMINATION AND RESCISSION OF ARNOS SALE. The Plan contemplates that the Arnos Sale will not be consummated, the properties covered by the Arnos Sale will be retained by the Reorganized Debtor, and the Reorganized Debtor will continue as a going concern. Confirmation of the Plan will operate as a nullification of the Arnos Sale and all documents executed by the Debtors, the Committee and/or Arnos in connection with the Arnos Sale. Confirmation of the Plan will also operate as a vacateur of the Orders entered by the Bankruptcy Court in connection with the Arnos Sale including, but not limited to, the following:

                  (a) Order Authorizing the Assumption and Assignment of Unexpired Leases of Real Property and Related Executory Contracts Pursuant to Section 365 in Furtherance of the Sale to Arnos Under the November 1, 1999 Purchase and Sale Agreement, entered on January 14, 2000;

                  (b) Order Authorizing the Sale of Certain Real and Personal Property Free and Clear of Liens, Claims and Encumbrances Pursuant to
         Section 363 of the Bankruptcy Code and for the Assumption and Assignment Unexpired Leases of Real Property and Executory Contracts Related Thereto, entered on January 14, 2000; and

                  (c) Order Implementing Auction Sale Closing entered January 14, 2000.

                                   ARTICLE 13

                            MISCELLANEOUS PROVISIONS

         13.1 LIMITATION ON AVOIDANCE ACTIONS. Any monetary recovery in an Avoidance Action shall be limited to twenty-five percent (25%) of the amount to which the Creditors' Trust, as the holder of such Avoidance Action, would be entitled absent this provision. No Claims arising under section 502(h) of the Bankruptcy Code shall be allowed.

         13.2 SETOFFS. All of the Debtors' setoff rights are expressly preserved under this Plan for the benefit of the Reorganized Debtor. The Debtors or Reorganized Debtor may, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to this Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against the holder of such Claim, but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors of any such claim that the Debtors may have against such holder.

         13.3 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority that they are in violation of any applicable law, rule, regulation, or order of such governmental authority relating to their businesses, the Debtors and Reorganized Debtor shall comply with such law, rule, regulation, or order; provided that nothing contained herein shall require such compliance if the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings and, if appropriate, an adequate reserve has been set aside on the books of the Debtors or Reorganized Debtor.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

         13.4 EXCULPATION OF REORGANIZED DEBTOR FROM LIABILITY FOR CREDITORS' TRUST. The Reorganized Debtor (i) shall have no obligations or duties to the Creditors' Trust or its beneficiaries, (ii) shall have no responsibility for the administration of the Creditors' Trust and (iii) shall not incur any liability on account of the operations of the Creditors' Trust or the conduct of the Creditors' Trustee.

         13.5 BINDING EFFECT. The Plan shall be binding upon, and shall inure to the benefit of, the Debtor, the holders of the Claims, the holders of Equity Interests, and their respective successors and assigns.

         13.6 GOVERNING LAW. Unless a rule of law or procedure supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) is applicable, or a specific choice of law provision is provided, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan, without regard to conflicts of law.

         13.7 FILING OF ADDITIONAL DOCUMENTS. The Debtors shall file such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

         13.8 DISSOLUTION OF COMMITTEE. The Committee shall dissolve and cease to exist as of the Initial Distribution Date applicable to holders of Claims that are not Contested Claims on, and do not become Contested Claim within thirty (30) days after, the Effective Date.

         13.9 EXEMPTION FROM TRANSFER TAXES. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities as contemplated under the Plan, the creation of any mortgage, deed of trust, or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

         13.10 RETIREE BENEFITS. On and after the Effective Date, pursuant to section 1129(a)(13) of the Bankruptcy Code, the Reorganized Debtor shall continue to pay any retiree benefits (within the meaning of section 1114 of the Bankruptcy Code), at the level established in accordance with section 1114 of the Bankruptcy Code, at any time prior to the Confirmation Date, or the duration of the period for which the Reorganized Debtor is obligated to provide such benefits.

         13.11 SECTION 1125(e) OF THE BANKRUPTCY CODE. As of the Confirmation Date, the Debtors, Arnos and the Committee shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code.

         13.12 NOTICES. To be effective, all notices, requests, and demands to or upon the Debtors, the Reorganized Debtor, Arnos, or the Committee shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, with a copy by mail, addressed as follows:

If to the Debtors or the Reorganized Debtor:      If to Arnos:

National Energy Group, Inc.                       Mr. Robert J. Mitchell
Attn:  Philip D. Devlin, General Counsel          767 Fifth Avenue, 47th Floor
4925 Greenville Avenue                            New York, New York  10153
Dallas, Texas  75206                              Telephone:  (212) 702-4302
Telephone:  (214) 692-9211                        Facsimile:  (212) 750-5815
Facsimile:  (214) 692-5055


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION
with a copy to:                             with copies to:

Patrick J. Neligan, Jr., Esq.               Alan Forman, Esq.
Neligan, Andrews, Bryson & Foley LLP        Berlack, Israels & Libermann, L.L.P.
1717 Main Street, Suite 4050                120 West 45th Street
Dallas, Texas  75201                        New York, New York  10036
Telephone:  (214) 653-4333                  Telephone:  (212) 704-0100
Facsimile:  (214) 745-2533                 Facsimile:   (212) 704-0196

                                            and

                                            Robin E. Phelan, Esq.
                                            Haynes and Boone, LLP
                                            901 Main Street, Suite 3100
                                            Dallas, Texas  75202
                                            Telephone:  (214) 651-5000
                                            Facsimile:  (214) 651-5940

If to the Committee:

Hugh M. Ray, Esq.
Andrews & Kurth L.L.P.
1717 Main Street, Suite 3700
Dallas, Texas  75201
Telephone:  (214) 659-4400
Facsimile:  (214) 659-4401


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

         1.14 REORGANIZED DEBTOR'S INDEMNIFICATION OF OFFICERS AND DIRECTORS. Current officers and directors of NEG and BMC will be indemnified by the Reorganized Debtor for any and all acts, decisions, omissions or conduct taken in connection with their duties as officers and directors of NEG and BMC, provided those acts that constitute intentional torts or criminal actions shall not be indemnified. Further, all former directors of NEG and BMC shall be indemnified by the Reorganized Debtor for any and all acts, decisions, omissions or conduct taken by those directors in connection with their duties as former directors of NEG and BMC. Likewise, former directors of NEG and BMC will not be indemnified for those acts that constitute intentional torts or criminal actions. In no event shall the indemnification for current officers and directors of NEG and BMC or past directors of NEG and BMC be broader in scope than the indemnification provided under state law for the state in which NEG and BMC are incorporated.

         1.15 DUE AUTHORIZATION BY CREDITORS. Each Creditor who elects to participate in the distributions provided for herein warrants that it is authorized to accept in consideration of its Claim against the Debtors the distributions provided for in this Plan and that there are no outstanding commitments, agreements, or understandings, express or implied, that may or can in any way defeat or modify the rights conveyed or obligations undertaken by it under this Plan.

         1.16 CERTAIN MECHANICS OF THE CREDITORS' TRUST.

                  (a) Authorization. Except as otherwise provided in this Plan, the Creditors' Trust shall have all of the following rights and powers:

                           (1) Prosecute, investigate and administer the Transferred Causes of Action;

                           (2)      Employ, retain or replace professional
                                    persons;

                           (3)      Receive reimbursement of expenses;

                           (4)      Employ necessary personnel;

                           (5) Sell, liquidate, or otherwise dispose of the Creditors' Trust Assets for cash, individually or in bulk, by settlement, public or private sale;

                           (6) Invest the proceeds of the Creditors' Trust Assets in accordance with the Creditors' Trust Agreement;

                           (7) Distribute the cash and proceeds from the sale, liquidation, settlement, prosecution or other distribution of Creditors' Trust Assets as soon as practicable to the beneficiaries of the Creditors' Trust in accordance with the Creditors' Trust Agreement;

                           (8) Utilize such other powers as may be vested in the Creditors' Trust by provision of the Creditors' Trust Agreement;

                           (9)      Sue and be sued;

                           (10) Release, convey, or assign any right, title or interest in or about the Creditors' Trust Assets;

                           (11) Perform such other activities are necessary to effectuate the provisions of the Creditors' Trust Agreement; and

                           (12) Prosecute to trial, judgment, final claim or settlement all Transferred Causes of Action deemed appropriate by the Creditors' Trustee, in its discretion to prosecute and/or litigate.


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FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                  (b) Operations of Trust. The Creditors' Trust shall be directed in all things by the Creditors' Trust Agreement and the Creditors' Trust Committee provided for under the Creditors' Trust Agreement. Full and complete authority is conferred upon the Creditors' Trustee to do and perform all acts, execute all documents, and make all payments and disbursement of funds directed to be done, executed, performed, paid and distributed by the provisions of this Plan and the Creditors' Trust Agreement.

                  (c) Payment of Fees and Expenses: All fees and expenses of the Creditors' Trust, the Creditors' Trustee, its agents professionals and employees incurred in connection with settlement, litigation and prosecution of the Transferred Causes of Action shall be paid by the Creditors' Trust. The Creditors' Trust may establish reserves and accounts it may deem necessary to provide for the payment of fees, expenses and fund liabilities. ALL FEES OF THE CREDITORS' TRUSTEE AND PROFESSIONALS EMPLOYED BY THE CREDITORS' TRUST MUST BE SUBMITTED TO, AND APPROVED BY, THE BANKRUPTCY COURT AFTER APPROPRIATE NOTICE AND HEARING PRIOR TO PAYMENT BY THE CREDITORS' TRUST.

                  (d) Allocation of Proceeds. The proceeds of the Creditors' Trust Assets shall be allocated and distributed by the Creditors' Trust in the following priority:

                           (1) reserves sufficient, in the judgment of the Creditors' Trustee to pay for the ongoing operations of the Creditors' Trust;

                           (2) distribution to Non-Arnos Bondholders and holders of Allowed Trade Claims as provided in this Plan and the Creditors' Trust Agreement. From time to time, prior to the complete liquidation of all Creditors' Trust Assets, the Creditors' Trust may make interim distributions in accordance with the Plan and Creditors' Trust Agreement.

                  (e) Investment of Funds. All Cash reserves held by the Creditors' Trust shall be invested and reinvested by the Creditors' Trust in United States Treasury Bills or in certificates of deposits, demand deposit or interest-bearing accounts of banking institutions acceptable to the Creditors' Trust or such other investments as shall be prudent and appropriate under the circumstances, in such amounts and upon which term as a reasonable and prudent fiduciary would select and with a view toward sufficient liquidity to make the distributions contemplated by the Creditors' Trust Agreement. All interest earned on such Cash shall be retained by the Creditors' Trust and distributed in accordance with the Creditors' Trust Agreement.

                  (f) Report to Trust Beneficiaries and Court. Every six (6) months after the Confirmation Date until the prosecution and liquidation of the Creditors' Trust Assets and the distribution of the proceeds thereof is complete, the Creditors' Trustee shall submit a written report regarding the status of the Creditors' Trust and the distributions made during the preceding period to the Court and beneficiaries of the Creditors' Trust.

                  (g) Authorization. The initial Creditors' Trust Committee shall be composed of three members: Katalin Kutasi, Chris Ryan; and Darryl Schall.

                  (h) Liability of the Creditors' Trust. Neither the Creditors' Trust Committee, their individual representatives nor any of their respective employees or agents shall be liable for the payment of any of the Creditors' Trust's liabilities, and no entity shall look to any of the foregoing parties for payment of such liabilities or obligations.

                  (i) Delegation of Powers. The Creditors' Trust shall delegate such authority to the Creditors' Trustee, its employees and agents as it shall reasonably deem necessary to perform its responsibilities under the Creditors' Trust Agreement.

                  (j) Resignation, Death or Removal. The Creditors' Trustee may resign at any time upon thirty (30) days prior written notice to the members of the Creditors' Trust Committee. A member of the Creditors' Trust


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                                                                              26

Committee may be removed upon application to the Bankruptcy Court for cause after notice and an opportunity for hearing.

                  (k) Termination. Upon termination of the Creditors' Trust, the powers and responsibilities of the Creditors' Trust and its representatives shall terminate.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

Dated: May 12, 2000     Dallas, Texas         NATIONAL ENERGY GROUP, INC.


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Its:
                                                  ------------------------------


                                              BOOMER MARKETING CORPORATION


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Its:
                                                  ------------------------------


                                              OFFICIAL COMMITTEE OF
                                              UNSECURED CREDITORS


                                              By:
                                                 -------------------------------
                                              Name:
                                                   -----------------------------
                                              Its:
                                                  ------------------------------


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    EXHIBIT 1

              LIST OF EXECUTORY CONTRACTS AND LEASES TO BE REJECTED


1. Letter of Intent by and between Enserch Exploration, Inc. and National Energy Group, Inc. dated December 8, 1998.

2. Participation Agreement by and between EEX Corporation and National Energy Group, Inc. dated January 13, 1998.

3. Settlement Agreement by and between Reliant Gas Transmission Company (successor-in-interest to Arkla Energy Resources) and National Energy Group, Inc. (successor-in-interest to Petroleum Investments, Ltd. et al.) dated July 8, 1987.

4. Agreement by and between Edge Petroleum Exploration Company and National Energy Group, Inc. dated August 10, 1998.


JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11 OF THE BANKRUPTCY CODE FOR NATIONAL ENERGY GROUP, INC. AND BOOMER MARKETING CORPORATION

                                    EXHIBIT 2


TERM SHEET FOR HOLDING LLC

A.       PROPOSED STRUCTURE

         1. Reorganized NEG would contribute substantially all of its assets ("NEG Assets") to a newly-formed limited liability company ("Holding LLC") in exchange for an interest in Holding LLC ("NEG Interest") as described below. Reorganized NEG would either satisfy the Arnos Secured Claim or the NEG Assets would be contributed subject to such claim.

         2. Arnos would contribute cash or marketable securities in an amount equal to the net fair market value of NEG Assets (including any cash contributed by NEG) to Holding LLC in exchange for an interest in Holding LLC ("Arnos Interest") as described below. Arnos would have the right to make additional contributions to Holding LLC. If such right is exercised, the Arnos allocations and priorities described below would be proportionately increased.

         3.       Arnos would be the sole manager of Holding LLC.

         4. Holding LLC would be a partnership for a federal income tax purposes.

         5. It is anticipated that the NEG Assets would be contributed to single-member LLC's ("Sub LLC's") the interests of which would be transferred to Holding LLC. The Lake Mongoulois and Mustang Island properties would be owned by a separate Sub LLC. Each Sub LLC would be a disregarded entity for federal income tax purposes.

B.       HOLDING LLC

         1.       The NEG Interest would have the following attributes:

                  a) Reorganized NEG would have an initial capital account of approximately $98 million (x) decreased by approximately $25 million if the NEG Assets are contributed to Holding LLC subject to the Arnos Secured Claim and (y) increased by any cash Reorganized NEG contributes to Holding LLC after satisfying its obligations under the Plan.

                  b) Holding LLC would pay NEG an annual "guaranteed payment" of 10.75% of the outstanding NEG Priority Amount (as defined below) ("NEG Guaranteed Payment"). If Holding LLC does not have sufficient available cash, it would make the payment "in kind".

                  c) Reorganized NEG would be entitled to priority distributions from Holding


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

                           LLC before the end of 2006 in an aggregate amount equal to the sum of $165 million plus any defaulted interest on the Bonds ("NEG Priority Amount").

                  d) 95% of the net income (after reduction for the guaranteed payments) of Holding LLC would be allocated to Reorganized NEG ("NEG Priority Allocation") in an amount equal to the excess of the NEG Priority Amount over Reorganized NEG's initial capital account. "Net income" of Holding LLC would mean the consolidated net income of Holding LLC and Sub LLC's.

                  e) After the NEG Priority Allocation is attained, Reorganized NEG would not be allocated any of Holding LLC's net income until Arnos is allocated the Arnos Guaranteed Payment Amount (defined below) and thereafter (subject to C below) would be allocated 5% of Holding LLC's net income until the Arnos Priority allocation, defined below, is attained.

                  f) Thereafter, Reorganized NEG would be entitled to 50% of the distributions and allocations of Holding LLC.

         2.       The Arnos Interest would have the following attributes:

                  a) Arnos would have an initial capital account equal to Reorganized NEG's initial capital account.

                  b) After the NEG Priority Amount is attained, Arnos would be entitled to a priority distribution in an amount equal to the sum of (x) the aggregate guaranteed payments paid to Reorganized NEG ("Arnos Guaranteed Payment Amount") and (y) the NEG Priority Amount;

                  c) After the NEG Priority Allocation is attained, 100% of Holding LLC's net income would be allocated to Arnos, first, to the extent of specially allocated items in C below and, second in an amount equal to the Arnos Guaranteed Payment Amount. Thereafter, 95% of Holding LLC's net income would be allocated to Arnos in an amount equal to the excess of its remaining priority distribution over its initial capital account (the "Arnos Priority Allocation").

                  d) After the Arnos Priority Allocation is attained, Arnos would be entitled to 50% of the distributions and allocations of Holding LLC.

C.       MISCELLANEOUS

         1. Arnos may cause Holding LLC to redeem the interest of Reorganized NEG at any time for an amount equal to the fair market value of its interest determined as if Holding LLC had sold all of its assets and liquidated.


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

         2. After Reorganized NEG receives its NEG Priority Amount, to the extent Arnos was specially allocated deductions for the Reorganized NEG guaranteed payments, depletion, intangible drilling and development costs and other items, Arnos' capital account would be specially allocated items of income equal to such deductions.